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                                                                 EXHIBIT 8(xiii)

Franklin Templeton Services, Inc.
777 Mariners Island Blvd.
San Mateo, CA 94404

Re:      Administrative Services Agreement

Gentlemen:

This letter sets forth the agreement (the "Agreement") between American General Annuity Insurance Company (the "Company") and Franklin Templeton Services, Inc. (the "Fund Administrator") concerning certain administrative services with respect to the series (each a "Fund") of Templeton Variable Products Series Fund (the "Trust"), as specified in the Participation Agreement identified below, as of May 1, 2000.

1. Administrative Services and Expenses. Administrative services for the Company's Separate Accounts (the "Accounts") with respect to their ongoing investments in the Funds pursuant to the Fund Participation Agreement, as amended from time to time, among the Company, the Trust, and Franklin Templeton Distributors, Inc. (the "Underwriter"), among others, dated May 1, 2000 (the "Participation Agreement"), and administrative services for purchasers of variable life and annuity contracts (the "Contracts") issued through the Accounts, are and shall be the responsibility of the Company. Administrative services for the Funds in which the Account invests, and for purchasers of shares of the Funds, are and shall be the responsibility of the Fund Administrator or its affiliates.

2. Administrative Expense Payments. The Fund Administrator recognizes the Company, on behalf of the Accounts, as the shareholder of shares of the Funds purchased under the Participation Agreement on behalf of the Accounts. The Fund Administrator further recognizes that it will derive a substantial administrative convenience by virtue of having the Company be the shareholder of record of shares of the Funds purchased under the Participation Agreement, rather than multiple shareholders having record ownership of such shares. The Fund Administrator recognizes that the Company will provide administrative services necessary to facilitate investment in the Funds.

3. Nature of Payments. The parties to this letter agreement recognize and agree that the Fund Administrator's payments to the Company relates to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Fund, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of the payments made by the Fund Administrator to the Company pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses incurred by the Company or savings of the Fund Administrator.

4. Term. This letter agreement will remain in full force and effect from the date of this Agreement specified on page 1, for so long as any assets of the Funds are attributable to amounts invested by the Account under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement. In accordance with the Participation Agreement, the


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fee described in Paragraph 2, above, will continue to be due and payable with respect to the shares attributable to Contracts existing and in effect on the date this letter agreement is terminated pursuant to Paragraph 5, below.

5. Termination. This letter agreement may be terminated upon either (1) thirty
(30) days' written notice from one party to the other; or (2) upon cessation of investment by the Account in the Fund pursuant to the Participation Agreement.

6. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

7. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

8. Entire Agreement. This letter agreement, together with the attached Schedules or attachments, contains the entire agreement among the parties and supersedes any prior or inconsistent agreements, understandings or arrangements among the parties with respect to the subject matter of this letter agreement, all of which are merged herein.

9. Arbitration. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of the American Arbitration Association. Judgment upon any arbitration award may be entered by any court having jurisdiction. This Agreement shall be interpreted in accordance with the laws of the state of Florida and shall be subject to any applicable federal securities laws.




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If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy.

Very truly yours,


American General Annuity Insurance Company

By:
   --------------------------------
Name:
      -----------------------------
Title:
       ----------------------------


ATTEST:

By:
   --------------------------------
Name:
      -----------------------------
Title:
       ----------------------------


Acknowledged and Agreed:

FRANKLIN TEMPLETON SERVICES, INC.

By:
   --------------------------------
Name:
      -----------------------------
Title:
       ----------------------------




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SCHEDULE A